[LOGO]  Sun
        Bancorp, Inc.


News Release
For Immediate Release

Contact:     Dan Chila, EVP, Chief Financial Officer (856) 691-7700

         Sun Bancorp Announces Stock Dividend for 11th Consecutive Year

Our mission is uncompromising...
            ...to be the Premier Community Bank in every community we serve

VINELAND,  NJ,  April 20,  2006-  Thomas A.  Bracken,  president  and CEO of Sun
Bancorp, Inc. (Nasdaq: SNBC), parent holding company for Sun National Bank, announced that on April 20, 2006, the Company's Board of Directors declared a five percent (5%) stock dividend. The dividend will be paid on May 18, 2006, to shareholders of record on May 8, 2006. The stock dividend represents the 11th consecutive year in which the Board of Directors has declared a stock dividend. As a result of this Board action, the outstanding shares of the Company's common stock will increase by approximately 970,000 shares, from 19,400,000 shares outstanding to approximately 20,370,000 shares outstanding. Sun stockholders as of the record date for the dividend will receive cash in lieu of fractional shares.

         Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 80 branch locations in Southern and Central New Jersey, Philadelphia, PA, and New Castle County, DE. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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         Sun Bancorp, Inc. o 226 Landis Avenue o Vineland, NJ o 08360
     (856) 691-7700 o www.sunnb.com o Member FDIC  o Equal Housing Lender